Exhibit 99.1

CMS Energy Completes Sale of EnerBank USA to Regions Bank

JACKSON, Mich., Oct. 1, 2021 – CMS Energy (NYSE: CMS) (“CMS”) today announced the close of its previously announced sale of home improvement point-of-sale lender EnerBank USA (“EnerBank”) to Regions Bank, a subsidiary of Regions Financial Corporation (NYSE: RF) (“Regions”). Estimated proceeds from the transaction, which include customary adjustments at closing, are approximately $1 billion and will be used to fund key initiatives in CMS’ core utility businesses.

“EnerBank has been a valued part of the CMS Energy family for nearly two decades.” said Rejji Hayes, Executive Vice President and Chief Financial Officer of CMS Energy and former Chairman of the Board of EnerBank. “They have delivered consistently for all stakeholders and we look forward to their continued success with Regions.”

“The addition of EnerBank’s exceptional team and leading-edge technology will help Regions Bank deliver even greater value to customers who are seeking convenient, competitive solutions for efficiently financing home improvement needs,” added Scott Peters, Senior Executive Vice President and head of the Consumer Banking Group for Regions Bank. “We appreciate the collaboration of the CMS Energy team, and we are proud to welcome our new EnerBank colleagues.”

Goldman Sachs & Co. LLC served as CMS Energy’s financial advisor. Skadden, Arps, Slate, Meagher & Flom LLP served as the legal advisor.

CMS Energy is a Michigan-based energy provider featuring Consumers Energy as its primary business. It also owns and operates independent power generation businesses.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the merger of EnerBank and Regions and our expectations regarding such merger and building shareholder value. Forward-looking statements may be identified by words such as, but not limited to, “estimates,” “might,” “may,” “could,” “should,” “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “forecasts,” “predicts,” “assumes,” and similar expressions. All forward-looking statements (a) involve risks, assumptions, uncertainties and factors, many of which are outside of CMS Energy’s and its affiliates’ control and are subject to change and (b) speak only as of the date made, and unless legally required, CMS Energy and its affiliates undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. CMS Energy’s actual results could differ materially from those expressed or implied in forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed by CMS Energy or its affiliates with the SEC, including in reports on Forms 10-K, 10-Q, and 8-K. The risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this news release.

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Media Contacts: Katie Carey, 517/740-1739

Investment Analyst Contact: Travis Uphaus, 517/817-9241

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